Exhibit 10.1
AMENDMENT NO. 3
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(formerly known as the VWR International, Inc. Retirement Plan)
(As Amended and Restated Effective June 1, 2005)
          WHEREAS, VWR International, LLC (“VWR,” formerly known as VWR International, Inc.) maintains the VWR International, Inc. Retirement Plan (the “Plan”) for the benefit of its selected employees; and
          WHEREAS, the Plan was most recently amended and restated effective June 1, 2005, and was subsequently amended by Amendment No. 1 effective June 1, 2005, and by Amendment No. 2 effective December 1, 2006; and
          WHEREAS, VWR desires to amend the Plan in order (i) to ensure that no Participant’s benefit under the Plan is less than his or her Accrued Benefit determined as of May 31, 2005 (e.g., as a result of increases in the Social Security taxable wage base), (ii) to reflect the change in the name of VWR, and (iii) to permit certain amendments to the Plan to be adopted by the Benefit and Retirement Plan Committee;
          NOW, THEREFORE, effective as of the date hereof, except as otherwise expressly provided, the Plan is hereby amended as follows:
1.	The name of the Plan is changed to the “VWR International, LLC Retirement Plan.”

2.	Section 1.31 of the Plan is amended to read as follows:
          1.31 Plan means the “VWR International, LLC Retirement Plan” set forth in this document, as from time to time amended.
3.	Section 1.42 of the Plan is amended to read as follows:
          1.42 VWR means VWR International, LLC, a Delaware limited liability company.
4.	The second paragraph of Section 4.1 of the Plan is amended to read as follows, effective January 1, 2007:
          4.1 Accrued Benefit.
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          Notwithstanding the foregoing, a Participant’s Accrued Benefit shall not be less than the greater of (i) his or her Accrued Benefit as of February 28, 1989, if the Accrued Benefit had been calculated on that date using the benefit formula in effect on December 31, 1988, or (ii) his or her Accrued Benefit as of May 31, 2005.
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5.	Section 11.1 of the Plan is amended to read as follows:
          11.1 Amendment — General.
          VWR shall have the right to amend, terminate, or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA. In addition, the Committee shall have the authority to adopt Plan amendments which have no substantial adverse financial impact upon any Employer or the Plan. No amendment shall decrease a Participant’s accrued benefit.
6.	Section 1.1 of Appendix A is amended to read as follows:
          1.1 General. The following provisions shall apply only to VWR International, LLC Retirement Plan (“this Plan”) Participants who were participants in the VW&R Profit Sharing Plan on February 29, 1968.
7.	The first paragraph of Appendix C is amended to read as follows:
In determining the benefits of an employee who was transferred to the Employer on March 1, 1986, in connection with the spinoff of Univar Corporation, all Periods of Service under the Univar Corporation Retirement Plan shall be treated as Periods of Service under this Plan for all purposes, and all earnings received from Univar Corporation shall be treated as earnings received from VWR International, LLC.
          IN WITNESS WHEREOF, VWR International, LLC has caused this Amendment No. 3 to be duly executed this 5th day of August, 2008.

Attest:	VWR INTERNATIONAL, LLC

By: